Exhibit 99.1

Howard Bancorp, Inc. Announces Results for the First Quarter of 2017

ELLICOTT CITY, Md.--(BUSINESS WIRE)--April 20, 2017--Howard Bancorp, Inc. (Nasdaq: HBMD) (the “Company”), the parent company of Howard Bank (the “Bank”), today reported its financial results for the quarter ended March 31, 2017 with the following highlights:

  On February 1, 2017, the Company closed an underwritten public offering, including the exercise in full by the underwriters of their option to purchase an additional 360,000 shares of the Company’s common stock, at the public offering price of $15.00 per share. The exercise of the option to purchase additional shares brought the total number of shares of common stock sold by the Company to 2,760,000 shares and increased the amount of gross proceeds raised in the offering, before underwriting discounts and estimated expenses of the offering, to approximately $41.4 million.
  As a result of this offering, the Company’s capital position increased dramatically, as is reflected in the following capital comparisons between March 31, 2017 and December 31, 2016:
	March 31, 2017	December 31, 2016
• Total common equity	$126,011,000	$85,790,000
• Book value per share	$12.91	$12.27
• Tangible book value per share	$12.63	$11.86
• Tangible common equity ratio	11.79%	8.10%
• Leverage ratio	12.16%	8.36%
• Tier I risk-based capital ratio	13.96%	9.71%
• Total risk-based capital ratio	14.96%	10.83%
  Net income available to common shareholders of $1.6 million for the quarter ended March 31, 2017, increased by $663 thousand or 73% compared to $903 thousand for the quarter ended March 31, 2016. Net income per basic share increased from $0.13 in the first quarter of 2016 to $0.18 for the first quarter of 2017, an increase of 38%. The relative percentage increase in earnings per share versus the percentage growth in net income was impacted by the common stock offering, which increased the average shares outstanding by over 1.8 million shares when comparing the first quarter of 2017 to the same period of 2016.
  Total assets grew to $1.049 billion at March 31, 2017, representing growth of $22 million or 2% over assets of $1.027 billion at December 31, 2016 and $58 million or 6% over assets of $990 million at March 31, 2016. Total loans held for investment increased by over $24 million, or 3%, to $846 million at March 31, 2017, compared to $821.5 million at December 31, 2016, and by nearly $75 million, or 10%, compared to $771 million at March 31, 2016. Although mortgage loan volumes continue to be strong, with over $160 million in loans originated during the first quarter (up from $123 million in the first quarter of 2016), the level of loans held for sale held on our books has declined as our internal processes have been refined to mitigate settlement risk and secondary mortgage investors are purchasing these loans at a much faster pace. Thus, our loans held for sale at March 31, 2017 declined to $35.7 million compared to $51 million at December 31, 2016 and $40 million at March 31, 2016.
  Non-interest bearing demand deposits at March 31, 2017 increased by $62 million or 34% to $244 million compared to $183 million on December 31, 2016 and by $67 million or 38% compared to $178 million on March 31, 2016. Over $25 million of this growth resulted from one customer who sold their business and deposited the proceeds into the Bank during the first quarter of 2017. We do not expect all of these funds to remain with the Bank, and we may experience a decline in our non-interest bearing deposits as these funds are disbursed. However, excluding this one customer, we still experienced sizable growth of $36 million or 20% compared to December 31, 2016 and $41 million or 23% compared to March 31, 2016 in this core deposit category. Because of the significant demand deposit growth, coupled with the proceeds of the capital raise, we intentionally allowed interest bearing deposit levels on non-transaction accounts to decline during the quarter ended March 31, 2017. Similarly, we also reduced the level of our borrowings given the increases in the other sources of funding.

Chairman and CEO Mary Ann Scully stated, "The Company is showing the positive effects of the investments made in talent in 2016. Commercial loan portfolio growth during the first quarter of 2017 showed an annualized 12% growth, while demand deposit account funding, even adjusted for the short term inflow from one customer, was up 23% since March 31, 2016. We are encouraged by the distribution of this growth as net transaction account levels are increasing as a result of a renewed focus on small business and our Howard@work depository relationships. Commercial loans funded by transaction accounts are the cornerstones of our relationship management activities and the financial results show solid execution. Our mortgage business continues to grow despite higher interest rates as a result of our diversified origination activities as well as key hires in our primarily purchase money retail division to round out our geographic coverage in our footprint. Our capital raise was not about doing anything differently but rather was about ensuring that we have the capital infrastructure in place to support the continued growth we can achieve given our focus on talent retention as well as the talent we attracted during 2016 and early 2017.”

As noted above, our net income for the first quarter of 2017 reflected an improvement of 73% compared to the same period of 2016. Although as noted above, we experienced a 10% growth in loans from March 31, 2016 to March 31, 2017, our interest income for the first quarter of 2017 increased by $256 thousand or 3% compared to the same period in 2016 given both the decline experienced in the level of mortgage loans held for sale and a 22 basis point reduction in the yield on earning assets. Further, when comparing March 31, 2017 to the same point in 2016, we experienced a decline in period-end interest bearing deposits and borrowings, however, the average balance of interest bearing deposits increased by nearly $37 million or 6% for the first three months of 2017 compared to the same period of 2016. As a result, total interest expense for the first quarter of 2017 was $148 thousand or 15% higher than for the first quarter of 2016. The first quarter loan growth, partially offset by the impact of higher average deposit levels, resulted in a $108 thousand or 1% increase in our net interest income for the first three months of 2017, to $8.8 million, compared to net interest income of $8.6 million for the same period of 2016.

The provision for credit losses decreased from $385 thousand for the first quarter of 2016 to $200 thousand for the same period in 2017. The provision level for 2016 was impacted by the migration of acquired loans into our allowance for loan loss (ALLL) measurement process, as well as some specific provisions on individual loans. For 2017, the majority of the acquired loans were already incorporated into our ALLL adequacy measures. Even though we continued to experience organic loan growth, the lower specific provisions, reflecting solid credit quality, resulted in a provision for the first quarter of 2017 that was less than the same period of the prior year.

Noninterest income increased to $4.5 million for the first quarter of 2017 from $2.9 million for the first quarter of 2016, an increase of $1.6 million or 56%, as a result of our mortgage banking operations. As noted earlier, total mortgage loan originations exceeded $160 million for the first three months of 2017, while for the same period in 2016, mortgage originations were $123 million.

Total noninterest expenses during the quarter ended March 31, 2017 increased $824 thousand, or 9%, to $10.5 million from $9.7 million during the first quarter of 2016, partially offsetting the continuing increases in our traditional banking and mortgage-related revenues. Comparing the first quarter 2017 expenses to the same period in 2016, compensation-related expenses increased by $923 thousand or 21%, primarily as a result of our successful second and third quarter 2016 team lift-outs of lending and other business development professionals, and related higher benefit costs. Included for the first quarter of 2016 were $430 thousand in occupancy costs relating to our decision to close three of our less active branch locations. As a result, occupancy expenses declined by $552 thousand or 34% when comparing the first quarter of 2017 to the same period of 2016. In addition to compensation and occupancy, the other expense category that experienced a large increase was marketing and advertising expenses, which increased by $218 thousand or 30% for the first quarter of 2017 versus the same period of 2016.

Asset quality measures continue to be strong and reflect gradual improvement, as is evidenced by the lower specific provisions noted above and our lower nonperforming asset to total asset ratio, which was 1.12% at March 31, 2017 compared to 1.20% at March 31, 2016 and 1.16% at December 31, 2016. The ALLL decreased from $6.4 million at December 31, 2016 to $5.4 million at March 31, 2017, as two large commercial relationships that had specific reserves assigned to each, were charged off during the first quarter of 2017, and a few other loans were moved to nonperforming status, resulting in a net decrease on nonperforming loans of $163 thousand.

Compared to December 31, 2016, total portfolio loans increased $24 million, or 3%, total assets increased $22 million, or 2%, and total deposits increased by $43 million, or 5%, at March 31, 2017. As noted above, our capital position for March 31, 2017 compared to December 31, 2016 was significantly enhanced by the capital raise in the first quarter of 2017. First quarter net interest income increased by $238 thousand or 3% compared to the fourth quarter of 2016, primarily as a result of our continued emphasis on organic balance sheet growth. Total noninterest income increased by $1.5 million or 50% as a result of continued strong mortgage originations. Noninterest income during the fourth quarter of 2016 was negatively impacted by a $700 thousand negative fair value adjustment that was required on a small portion of our residential mortgage loans, while noninterest income during the first quarter of 2017 benefitted from a $20 thousand positive fair value adjustment. These adjustments relate to loans that are in our portfolio, but were initially originated for sale and therefore, must be held at fair value. At December 31, 2016 there were nearly $7 million of these loans that lead to the significant fourth quarter adjustment, however we reduced the level of these loans to less than $2 million at March 31, 2017. Noninterest expenses of $10.5 million during the first quarter of 2017, were $1.2 million higher than the fourth quarter of 2016, with over $900 thousand of the increase resulting from higher compensation expenses. Noninterest expenses of $10.5 million during the first quarter of 2017 were $1.2 million higher than during the fourth quarter of 2016, with over $900 thousand of the increase resulting from higher compensation expenses. We have typically experienced higher compensation costs during the first quarter of each year due to the re-setting of certain payroll tax and benefit limits. The first quarter of 2017 also included the costs associated with a small team lift-out in Anne Arundel County, Maryland.

Mary Ann Scully concluded, "We are excited about the momentum building in both our balance sheet and our income statement and confident that we have the financial, the human and the systems infrastructure to sustain this momentum. Howard Bank continues to differentiate itself not only in what we do but in how we do it and the marketplace is rewarding us accordingly.”

Forward-Looking Statement

The statement in this press release regarding sustained momentum in our balance sheet and income statement constitute a forward-looking statement as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statement is based on current beliefs and expectations and is subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement. Such risks and uncertainties include, but are not limited to, future declines in real estate values, deterioration in general economic conditions, either nationally or in our market area, or a return to recessionary conditions, changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, and changes in laws or government regulations or policies affecting financial institutions, as well as other risks and uncertainties, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission and in other filings the Company may make. Accordingly, actual results may differ from those expressed in the forward-looking statement, and the making of such statement should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Three months ended
(Dollars in thousands, except per share data.)	Mar 31	Dec 31	Mar 31
Income Statement Data:	2017	2016	2016
Interest income	$9,868	$9,752	$9,612
Interest expense	1,117	1,239	969
Net interest income	8,751	8,513	8,643
Provision for credit losses	200	735	385
Noninterest income	4,459	2,976	2,852
Other noninterest expense	10,500	9,268	9,676
Pre-tax income	2,510	1,486	1,434
Federal and state income tax expense	944	533	474
Net income	1,566	953	960
Preferred stock dividends	-	-	57
Net income available to common shareholders	$1,566	$953	$903

Per share data and shares outstanding:
Net income per common share, basic	$0.18	$0.14	$0.13
Book value per common share at period end	$12.91	$12.27	$11.68
Tangible book value per common share at period end	$12.63	$11.86	$11.21
Average common shares outstanding	8,806,404	6,990,390	6,955,462
Shares outstanding at period end	9,763,318	6,991,072	6,964,918

Financial Condition data:
Total assets	$1,048,752	$1,026,957	$990,438
Loans receivable (gross)	845,945	821,524	771,229
Allowance for credit losses	(5,360)	(6,428)	(5,256)
Other interest-earning assets	147,276	167,551	161,302
Total deposits	851,972	808,734	803,176
Borrowings	64,328	127,574	86,334
Total stockholders’ equity	126,011	85,790	93,946
Common equity	126,011	85,790	81,384

Average assets	$1,016,871	$1,003,100	$938,290
Average stockholders' equity	110,490	84,616	92,207
Average common stockholders' equity	110,490	84,616	79,645

Selected performance ratios:
Return on average assets	0.62%	0.38%	0.41%
Return on average common equity	5.75%	4.48%	4.83%
Net interest margin(1)	3.68%	3.56%	3.93%
Efficiency ratio(2)	79.48%	80.67%	84.18%

Asset quality ratios:
Nonperforming loans to gross loans	1.11%	1.17%	1.24%
Allowance for credit losses to loans	0.63%	0.78%	0.68%
Allowance for credit losses to nonperforming loans	56.93%	67.12%	54.97%
Nonperforming assets to loans and other real estate	1.39%	1.45%	1.54%
Nonperforming assets to total assets	1.12%	1.16%	1.20%

Capital ratios:
Leverage ratio	12.16%	8.36%	9.87%
Tier I risk-based capital ratio	13.96%	9.71%	11.49%
Total risk-based capital ratio	14.96%	10.83%	12.14%
Average equity to average assets	10.87%	8.44%	9.83%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition	PERIOD ENDED
(Dollars in thousands, except per share amounts)
	March 31,	December 31,	Sept 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$48,170	$29,674	$33,553	$24,618	$50,725
Federal Funds Sold	314	9,691	10,325	8,190	4,246
Total cash and cash equivalents	48,484	39,366	43,878	32,808	54,971

Interest Bearing Deposits with Banks	14,326	19,513	19,513	-	-

Investment Securities:
Available-for-sale	46,059	38,728	37,718	57,693	70,150
Held-to-maturity	8,750	6,250	6,250	3,250	3,000
Federal Home Loan Bank stock, at cost	2,943	5,103	4,741	3,934	3,849
Total investment securities	57,752	50,080	48,709	64,877	76,999

Loans held-for-sale	35,666	51,054	46,342	51,010	40,027

Loans:	845,945	821,524	810,340	793,896	771,229
Allowance for credit losses	(5,360)	(6,428)	(5,634)	(5,744)	(5,256)
Net loans	840,585	815,096	804,706	788,152	765,973

Accrued interest receivable	2,790	2,793	2,398	2,484	2,360

Bank premises and equipment, net	19,864	20,080	20,287	20,481	20,758

Other assets:
Goodwill	603	603	603	603	603
Bank owned life insurance	21,517	21,371	21,208	21,053	20,899
Other intangibles	2,113	2,248	2,384	2,550	2,726
Other assets	5,052	4,752	4,759	4,800	5,122
Total other assets	29,285	28,974	28,954	29,006	29,350
Total assets	$1,048,752	$1,026,957	$1,014,787	$988,818	$990,438

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$244,408	$182,880	$183,118	$179,699	$177,621
Interest bearing deposits	607,564	625,854	620,655	618,419	625,555
Total deposits	851,972	808,734	803,773	798,118	803,176
Borrowed funds	64,328	127,573	119,906	101,373	86,334
Other liabilities	6,441	4,860	6,217	6,259	6,982
Total liabilities	922,741	941,167	929,896	905,750	896,492
Commitments and contingencies Stockholders' equity:
Preferred stock -- $.01 par value	-	-	-	-	12,562
Common stock – $.01 par value	98	70	70	70	70
Additional paid-in capital	109,647	71,021	70,897	70,824	70,698
Retained earnings	16,415	14,849	13,895	12,147	10,615
Accumulated other comprehensive income/(loss), net	(149)	(150)	29	27	1
Total stockholders' equity	126,011	85,790	84,891	83,068	93,946
Total liabilities and stockholders' equity	$1,048,752	$1,026,957	$1,014,787	$988,818	$990,438

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$123,295	$82,939	$81,904	$79,915	$78,055
Tier 1 Leverage (to average assets)	12.16%	8.36%	8.55%	8.36%	9.87%
Common Equity Tier 1 Capital (to risk weighted assets)	13.96%	9.71%	9.65%	9.70%	11.49%
Tier 1 Capital (to risk weighted assets)	13.96%	9.71%	9.65%	9.70%	11.49%
Total Capital Ratio (to risk weighted assets)	14.96%	10.83%	10.71%	10.80%	12.14%

ASSET QUALITY INDICATORS
(Dollars in thousands)

Non-performing assets:
Total non-performing loans	$9,415	$9,578	$9,383	$8,717	$9,562
Real estate owned	2,350	2,350	2,543	2,286	2,369
Total non-performing assets	$11,765	$11,928	$11,926	$11,003	$11,931

Non-performing loans to total loans	1.11%	1.17%	1.16%	1.10%	1.24%
Non-performing assets to total assets	1.12%	1.16%	1.18%	1.11%	1.20%
ALLL to total loans	0.63%	0.78%	0.70%	0.72%	0.68%
ALLL to non-performing loans	56.93%	67.12%	60.04%	65.90%	54.97%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	March 31,	December 31,	Sept 30,	June 30,	March 31,
	2017	2016	2016	2016	2016

Total interest income	$9,868	$9,752	$9,824	$9,553	$9,612
Total interest expense	1,117	1,239	1,176	1,178	969
Net interest income	8,751	8,513	8,648	8,375	8,643
Provision for credit losses	(200)	(735)	(402)	(515)	(385)
Net interest income after provision for credit losses	8,551	7,778	8,246	7,860	8,258

NON-INTEREST INCOME:
Service charges and other income	432	535	555	1,198	554
Mortgage banking income	4,027	2,441	3,829	3,372	2,298

Total non-interest income	4,459	2,976	4,384	4,570	2,852

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,557	4,653	4,927	4,870	4,584
Occupancy expense	1,062	997	1,062	949	1,614
Marketing expense	941	900	864	888	723
FDIC insurance	217	176	199	198	208
Professional fees	423	419	669	665	358
Other real estate owned related expense	24	12	43	109	14
Other	2,276	2,111	2,116	2,182	2,175
Total non-interest expense	10,500	9,268	9,880	9,861	9,676

Income before income taxes	2,510	1,486	2,750	2,569	1,434

Income tax expense	944	533	1,002	928	474

NET INCOME	1,566	953	1,748	1,641	960

PREFERRED DIVIDENDS	-	-	-	(109)	(57)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,566	$953	$1,748	$1,532	$903

EARNINGS PER SHARE – Basic	$0.18	$0.14	$0.25	$0.22	$0.13
EARNINGS PER SHARE – Diluted	$0.18	$0.13	$0.25	$0.22	$0.13

Average common shares outstanding – Basic	8,806,404	6,990,390	6,985,559	6,970,876	6,955,462
Average common shares outstanding – Diluted	8,856,763	7,020,733	7,077,420	7,061,867	7,047,987

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.62%	0.38%	0.72%	0.68%	0.41%
Return on average common equity	5.75%	4.48%	8.50%	8.12%	4.83%
Net interest margin	3.68%	3.56%	3.76%	3.66%	3.93%
Efficiency ratio	79.48%	80.67%	75.82%	76.17%	84.18%
Tangible common equity	11.79%	8.10%	8.09%	8.11%	7.91%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer
410-750-0020